EXHIBIT 10.4

NONQUALIFIED STOCK OPTION AGREEMENT

UNDER

NORTHERN OIL AND GAS, INC.

STOCK OPTION PLAN

Parties:	Northern Oil and Gas, Inc. (the “Company”); Michael Reger (“Optionee”)

Date:	December 15, 2006

RECITALS

The Board of Directors of the Company adopted a Stock Option Plan on November 3, 2006, (the “Plan”) and the Plan was approved and adopted by the shareholders of the Company on November 3, 2006. The Board of Directors have further granted an option to Optionee on December 15, 2006, (the “Date of Grant”) to purchase 500,000 shares of the Company’s common stock, par value $0.0001 per share, pursuant to said Plan, and Optionee desires to acquire said option and the parties hereto desire to enter into an agreement as required by said Plan.

AGREEMENT

1.            Grant of Option. The Company irrevocably grants to Optionee, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option (the “Option”) to purchase all or any part of the aggregate of 500,000 shares of the Company’s common stock at a price of $1.05 per share upon the terms and conditions set forth herein and subject to the terms and conditions of said Plan.

2.            Option Period. The Option shall continue for a period of ten (10) years from the Date of Grant and, unless sooner terminated as provided herein, shall expire at the end of said period.

3.            Option Exercise. The Option shall become exercisable to the extent of one-half (1/2) of the shares of common stock covered by such Option on and after the date which is six

(6) months following the Date of Grant, and as to all of the shares of common stock covered by such option on and after the first anniversary of the Date of Grant. Thereafter the Option may be exercised in whole or part from time to time during the balance of the ten (10) year period following the Date of Grant. Outstanding unvested options shall become immediately exercisable in full in the event the Company is acquired by merger, purchase of all or substantially all of the Company’s assets, or purchase of a majority of the outstanding Common Units by a single party or a group acting in concert.

4.	Option Termination.

(a)          If the Optionee’s employment is terminated by retirement or by reason of total and permanent disability, the Optionee may, within three months of such termination, exercise any unexercised portion of his option to the extent that such option is then exercisable.

(b)          If termination of employment is effected by death of the Optionee, the option may be exercised to the extent the Optionee was entitled to do so at the time of his death by his executor or administrator or other person entitled by law to the Optionee’s rights under the Option at any time within six months subsequent to the date of death.

(c)          If Optionee’s employment is terminated for any reason other than those set forth in subparagraph (a) or (b) above, the unexercised portion of the Optionee’s option shall thereupon expire.

(d)          Notwithstanding any other provisions herein, in no event shall any Option or portion thereof be exercisable subsequent to the date of expiration of the Option term.

5.            Rights of Optionee. The Optionee shall not have the rights of a stockholder with respect to the shares of the stock subject to this option until issuance of shares to him pursuant to exercise of the Option.

6.            Employment of Optionee. Optionee will remain in the employ of the Company at the pleasure of the Company and at such compensation as may be reasonably determined from time to time by the Company, for a period of one year from the Date of Grant of the Option, excepting only earlier death, total and terminate Optionee’s employment at any time.

7.            Restriction on Option Stock. Optionee hereby warrants and represents that any exercise of this option in whole or in part shall be for the purpose of investment only and not for resale or public distribution. Each certificate issued pursuant to the option shall be endorsed as follows:

“The shares evidenced by this certificate have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be sold, transferred, pledged, hypothecated or otherwise disposed of except pursuant to (1) registration in compliance with said Act and such state laws, or (2) an opinion of counsel for the Company to the effect that such registration is not required.”

8.            Non-Transferability of Option. The Option shall not be transferable by Optionee other than by will or by the laws of descent and distribution, and then only subject to the provisions of paragraph 4(c) above. During Optionee’s lifetime, the option shall be exercisable only by him.

9.            Prior Options. No Option (the “Present Option”) shall be exercised by an Optionee while there is outstanding any Option (a “Prior Option”), granted to such Optionee before the granting of the Present Option, to purchase shares of the Company’s common stock at a price (determined as of the Date of Grant of the Present option) higher than the purchase price under the Present option. For this purpose, a Prior Option will be treated as outstanding until it is exercised in full or expires by reason of lapse of time.

10.          Manner of Exercise. Exercise of the option, or any part thereof, shall be made by written notice given by Optionee to the Company. specifying the number of shares to be purchased, accompanied by payment of the purchase price in cash or in the form of common stock of the Company of equivalent value.

Alternatively, the option may be exercised by the Optionee electing to have the Company withhold from the common stock that would otherwise be issued upon exercise that number of shares of common stock having a fair market value equal to the aggregate option exercise price for the common stock with respect to which such election is made. For this purpose, “Fair Market Value” shall be determined by the Board based upon market quotations, if available, but if not available, upon independent appraisals of the common stock or such other information deemed appropriate by the Board in its reasonable discretion.

11.          Plan Governs. The provisions of said Plan, including paragraph 3 of said Plan providing for interpretation and construction of the Plan shall extend to and be binding upon the parties and any persons succeeding to the rights of the parties.

NORTHERN OIL AND GAS, INC.

By:
Its:

Michael Reger, Optioner

018161/260002/509069_1

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